Exhibit 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

John A. Hayes to Become CEO of Ball Corporation,
R. David Hoover to Remain Chairman of the Board

BROOMFIELD, Colo., November 8, 2010—Ball Corporation [NYSE: BLL] announced today that John A. Hayes will become chief executive officer of the corporation at its January 2011 board of directors meeting, as R. David Hoover retires as an active employee after more than 40 years with Ball.
Hayes, 44, is currently president and chief operating officer of Ball. He joined the company in 1999.
Hoover, 65, has been Ball’s CEO since 2001. He has been a member of Ball’s board of directors since 1996 and will remain its chairman.
“Ball Corporation has had a remarkable record over the past decade with Dave Hoover as its CEO,” said Georgia R. Nelson, presiding director of the Ball Corporation board and chairperson of its nominating/corporate governance committee. “During that period, he and John Hayes have worked together closely as John held senior positions in various areas including strategic planning, marketing and operations. The entire board has been impressed with John’s leadership skills and his strategic acumen. We look forward to working with him as the company builds on the strong foundation it has in place. We are equally pleased to have Dave Hoover remain chair of the Ball board.”
During Hoover’s 10 years as CEO, Ball Corporation’s stock has provided a total return to shareholders of more than 500 percent. Ball’s sales grew from $3.66 billion in 2000, the year before Hoover became CEO, to $7.35 billion in 2009. Sales in 2010 are expected to approach $8 billion. The company made a number of key strategic moves under Hoover, including greatly expanding its international presence.
Hayes came to Ball after beginning his career in investment banking, where Ball was one of his clients. At Ball he worked in corporate planning, marketing and development until he went to Europe in 2005 and first became executive vice president and later president of Ball Packaging Europe, one of Ball’s largest operating segments. He returned to the U.S. in 2008 to become executive vice president and chief operating officer of Ball. In January of this year he became the tenth president of Ball Corporation in the company’s 130-year history and joined its board of directors.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com        Page 1

Hoover joined Ball in Indiana in1970 as assistant to the treasurer and held various corporate treasury and credit positions until 1980 when he moved to Colorado to become part of Ball’s technical products group. In 1987 he returned to Indiana as assistant treasurer. In 1992 he became Ball’s chief financial officer and in April 2000, vice chairman, president and chief operating officer. He became CEO at the beginning of 2001 and chairman of the board in 2002. He is also on the boards of Eli Lilly and Company, Qwest Communications International, Inc. and Energizer Holdings, Inc.
Ball Corporation is a supplier of high-quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2009 sales of more than $7.3 billion including discontinued operations. For the latest Ball news and for other company information, please visit http://www.ball.com.

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com        Page 2